Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES INCREASE IN MAXIMUM TENDER AMOUNT

IN CASH TENDER OFFER FOR SENIOR NOTES BY WHOLLY-OWNED SUBSIDIARY

LONDON, Dec. 14, 2016 — Noble Corporation plc (NYSE:NE) announced today, on behalf of its indirect, wholly-owned subsidiary, Noble Holding International Limited (“NHIL”), that it has increased the aggregate maximum purchase price for its previously announced cash tender offers (the “Tender Offers”) relating to NHIL’s 4.90% Senior Notes due 2020 (the “2020 Notes”), NHIL’s 4.625% Senior Notes due 2021 and NHIL’s 3.95% Senior Notes due 2022, from $500,000,000 to $750,000,000. In addition, the maximum tender amount with respect to the 2020 Notes has been increased from $200,000,000 to $300,000,000 principal amount, subject to further increase or decrease by NHIL, and the Financing Condition (as defined in the Offer to Purchase, dated December 13, 2016 (the “Offer to Purchase”)) has been increased from $500,000,000 to $750,000,000 in gross proceeds, subject to the terms and conditions of the Offer to Purchase.

Except as described above, all other terms of the Tender Offers described in the Offer to Purchase and the related Letter of Transmittal remain unchanged.

NHIL has retained Credit Suisse Securities (USA) LLC to act as the dealer manager for the Tender Offers. Questions or requests for assistance regarding the terms of the Tender Offers should be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free). Requests for the Offer to Purchase and other documents relating to the Tender Offers may be directed to D.F. King & Co., Inc., the tender agent and information agent for the Tender Offers, at (212) 269-5550 (for banks and brokers only) or (800) 591-8252 (toll-free) (for all others) or nbl@dfking.com.

None of NHIL, Noble Corporation, a Cayman Islands company and a wholly-owned subsidiary of Noble (“Noble-Cayman”), their respective boards of directors, the dealer manager, the tender agent and information agent or the trustee with respect to the notes subject to the Tender Offers or any of NHIL’s, Noble-Cayman’s or their respective affiliates is making any recommendation as to whether holders should tender any notes in response to the Tender Offers. Holders must make their own decisions as to whether to participate in the Tender Offers, and, if so, the principal amount of notes to tender.

The Tender Offers are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any of the notes subject to the Tender Offers. The Tender Offers are not being made to holders of notes subject to the Tender Offers in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of NHIL by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Disclosure Statement

Statements regarding activities or events that Noble believes will or may occur in the future, including statements about the Tender Offers, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside the U.S., actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in Noble’s most recent Form 10-K, Form 10-Qs and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales. Noble-Cayman performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling unit located worldwide.

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide.

NC-796

12/14/2016

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

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